KINETICS MUTUAL FUNDS, INC. AMENDED MULTIPLE CLASS PLAN

This Multiple Class Plan ("Plan") is adopted by KINETICS MUTUAL FUNDS, INC. ("Company"), a Maryland corporation, with respect to the classes of shares (individually a "Class" and together "Classes") of the series of the Company ("Funds") set forth in the exhibits hereto.

1.    Purpose

This Plan is adopted pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended, so as to allow the Company to issue more than one Class of shares of any or all of the Funds in reliance on Rule 18f-3 and to make payments as contemplated herein.

2.    Separate Arrangements/C lass Differences

a)    Designation of Classes: The Funds set forth in Exhibit A offer three or more Classes of shares as follows: No Load Class Shares, Advisor Class A Shares, Advisor Class C Shares and Institutional Class Shares.

b)    Sales Load, Rule 12b-1 Distribution Plan. Shareholder Serving Fee and Redemption Fee: No Load Class Shares are not subject to a sales load or a Rule 12b- l fee. Advisor Class A Shares are subject to a front-end sales load as described in the Prospectus and a Rule 12b-l fee of up to 0.50% of the average daily net assets of Advisor Class A Shares. Advisor Class C Shares are subject to a Rule 12b-1 fee of up to 1.00% of the average daily net assets of Advisor Class C Shares. No Load Class, Advisor Class A Shares and Advisor Class C Shares are subject to a shareholder servicing fee of 0.25% of the average daily net asset value of such shares. Institutional Class Shares are subject to a shareholder servicing fee of 0.20% of the average daily net asset value of such shares. No Load Class Shares, Advisor Class A Shares, Advisor Class C Shares and Institutional Class Shares are subject to a 2.00% fee on the redemption or exchange of shares held for less than thirty days.

c)    Distribution of Shares: No Load Class Shares and Advisor Classes A and C Shares are sold primarily to individuals who purchase shares through Kinetics Funds Distributor LLC. Institutional Class Shares are sold primarily to institutions such as banks, trust companies, thrift institutions, corporations and mutual funds that are purchasing shares on their own behalf or on behalf of discretionary and non-discretionary accounts for which they may receive account level asset-based management fees. Quantity discounts, accumulated purchases, concurrent purchases, purchases in conjunction with a letter of intent, reinstatement privileges, systematic withdrawal and purchases at net asset value as they relate to Advisor Classes A and C Shares, are as described in the applicable Prospectus.

d)    Minimum Investment Amounts: The minimum initial investment in No Load Class Shares, Advisor Class A Shares and Advisor Class C Shares is $2,500. The minimum initial investment in the Institutional Class is generally $1,000,000, subject to waivers by the Advisor in accordance with the terms of each funds' prospectus.

e)    Voting Rights: Shareholders of each Class are entitled to one vote for each share held on the record date for any action requiring a vote by the shareholders and a proportionate fractional vote for each fractional vote held. Shareholders of the Company will vote in the aggregate and not by Fund or Class except (i) as otherwise expressly required by law or when the Directors determine that the matter to be voted upon affects only the interests of the shareholders of a particular Fund or Class, and (ii) only holders of Advisor Classes A and C Shares will be entitled to vote on matters submitted to shareholder vote with respect to the Rule 12b- l Plan applicable to such Class.

3.    Expense Allocations

Expenses that are treated as class expenses under the Plan will be borne by the Fund's respective share classes. Fund expenses will be allocated daily to the respective share classes in accordance with Rule 18f-3(c) as now or hereafter in effect, subject to the oversight of the Board of Directors.

4.    Exchange Features

Shareholders of a Fund may, to the extent provided from time to time in the Company’s registration statement, exchange shares of a particular Class of a Fund for (i) shares of the same Class in another Fund or (ii) shares of a different Class of the same or different Fund, each at the relative net asset values of the respective shares to be exchanged, provided further, that the shares to be acquired in the exchange are, as may be necessary, registered under the Securities Act of 1933, as amended, qualified for sale in the shareholder’s state of residence and subject to applicable requirements.

5.    Conversion Feature
    Effective April 30, 2021, Advisor Class C Shares shall automatically convert to Advisor Class A shares of the same Fund on the basis of relative net asset values on the third business day of the month following the eight year anniversary of the month on which the purchase order was accepted, without the imposition of any sales charges, fee or other charge as set forth in such Fund’s current prospectus. Advisor Class C Shares purchased through the reinvestment of dividends and other distributions on Advisor Class C Shares will convert to Advisor Class A shares of the same Fund in the same percentage as the amount of Class C Shares otherwise converted.

6.    Effectiveness

This Plan shall become effective with respect to each Class (a) to the extent required by Rule 18f-3, after approval by a majority vote of: (i) the Company's Board of Directors; (ii) the members of the Board of the Company who are not interested persons of the Company and have no direct or indirect financial interest in the operation of the Company's Plan, and (b) upon execution of an exhibit adopting this Plan with respect to such Class, unless a later effective date is otherwise specified.

EXHIBIT A
to the

KINETICS MUTUAL FUNDS, INC. MULTIPLE CLASS PLAN

Fund Name                        Advisor Classes

The Internet Fund	No Load	A	C	—
The Global Fund	No Load	A	C	—
The Paradigm Fund	No Load	A	C	Institutional
The Medical Fund	No Load	A	C	—
The Small Cap Opportunities Fund	No Load	A	C	Institutional
The Market Opportunities Fund	No Load	A	C	Institutional
The Alternative Income Fund	No Load	A	C	Institutional
The Multi-Disciplinary Income Fund	No Load	A	C	Institutional
The Spin-off and Corporate Restructuring Fund	No Load	A	C	Institutional

This Multiple Class Plan is adopted by Kinetics Mutual Funds, Inc. with respect to the Classes of Shares of the series of Kinetics Mutual Funds, Inc. as set forth above.

WITNESS the due execution hereof this March 30, 2021.

Updated and approved by the Boards on: March 12, 2003, October 1, 2004, December 9, 2005, March 5, 2007, December 6, 2007, December 18, 2009, March 27, 2015, June 9, 2017, June 14, 2018 and March 30, 2021.